EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF $1.98 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 79¢ PER SHARE

SOUTHPORT, CONNECTICUT, November 3, 2021--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2021 the Company reported net sales of $178.2 million and diluted earnings of $1.98 per share, compared with net sales of $145.7 million and diluted earnings of $1.39 per share in the third quarter of 2020.

For the nine months ended October 2, 2021, net sales were $562.7 million and diluted earnings were $6.64 per share. For the corresponding period in 2020, net sales were $399.6 million and diluted earnings were $3.31 per share.

The Company also announced today that its Board of Directors declared a dividend of 79¢ per share for the third quarter for stockholders of record as of November 15, 2021, payable on November 30, 2021. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the financial results for the third quarter of 2021, “Despite taking a one week shutdown in July, we were able to increase production by 22% from last year. This was our first shutdown in two years, which gave our workforce a very well-deserved break, allowed us to perform some maintenance and reconfigure some of our manufacturing operations, which has us better prepared as we head into the fourth quarter and 2022.”

Mr. Killoy continued, “Despite a moderation of overall demand as reflected in the last two quarters of adjusted NICS, we shipped all of the firearms that we built this quarter without the need to aggressively promote or discount our products. Our finished goods inventories remain near historic lows and we have just begun to replenish the distributor and retail inventories that were largely depleted over the past eighteen months, putting us in a great position as we head into the fourth quarter, which has traditionally been a period of strong demand. In addition to our established firearms, we are working hard on some exciting new product initiatives, including the return of Marlin lever action rifles, which we plan to begin shipping later in the fourth quarter.”

Mr. Killoy made the following observations related to the Company’s third quarter 2021 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 9% in the first nine months of 2021 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) decreased 11%. The increase in the sell-through of the Company’s products compared favorably to the decrease in adjusted NICS background checks and may be attributable to the following:
o	Strong consumer demand for the Company’s products,
o	Increased production in 2021, and
o	Introduction of new products that have been met with strong demand.

•	Sales of new products, including the Ruger-57, the LCP II in .22 LR, the PC Charger, the MAX-9 pistol, and the LCP MAX represented $116.2 million or 22% of firearm sales in the first nine months of 2021. New product sales include only major new products that were introduced in the past two years.

•	During the third quarter of 2021, the Company’s finished goods inventory remained substantially unchanged and distributor inventories of the Company’s products increased 67,300 units. Inventories of most product families remain significantly below pre-COVID-19 pandemic levels.

•	Cash provided by operations during the first nine months of 2021 was $117.0 million. At October 2, 2021, our cash and short-term investments totaled $192.7 million. Our current ratio is 3.8 to 1 and we have no debt.

•	In the first nine months of 2021, capital expenditures totaled $15.6 million. We expect our 2021 capital expenditures to total approximately $20 million, most of which relate to new product introductions.

•	In the first nine months of 2021, the Company returned $45.2 million to its shareholders through the payment of dividends.

•	At October 2, 2021, stockholders’ equity was $338.1 million, which equates to a book value of $19.21 per share, of which $10.95 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the third quarter of 2021. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release, with one additional explanatory footnote with respect to the Condensed Consolidated Statements of Income and Comprehensive Income.

Tomorrow, November 4, 2021, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 5189611.

The Quarterly Report on Form 10-Q for the third quarter of 2021 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the third quarter of 2021 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	October 2, 2021	December 31, 2020

Assets

Current Assets
Cash	$27,677	$20,147
Short-term investments	164,996	121,007
Trade receivables, net	71,861	57,876

Gross inventories	92,475	80,487
Less LIFO reserve	(49,473)	(48,016)
Less excess and obsolescence reserve	(3,887)	(3,394)
Net inventories	39,115	29,077

Prepaid expenses and other current assets	5,210	6,266
Total Current Assets	308,859	234,373

Property, plant and equipment	408,733	393,843
Less allowances for depreciation	(344,192)	(323,110)
Net property, plant and equipment	64,541	70,733

Deferred income taxes	11	1,530
Other assets	46,650	41,622
Total Assets	$420,061	$348,258

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	October 2, 2021	December 31, 2020

Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable and accrued expenses	$38,414	$37,078
Contract liabilities with customers	—	84
Product liability	870	1,052
Employee compensation and benefits	31,782	37,275
Workers’ compensation	6,777	6,272
Income taxes payable	2,544	—
Total Current Liabilities	80,387	81,761

Product liability accrual	95	74
Lease liability	1,509	1,724
Deferred income taxes	—	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2021 – 24,306,486 issued, 17,596,588 outstanding 2020 – 24,205,749 issued, 17,495,851 outstanding	24,306	24,206
Additional paid-in capital	45,239	43,468
Retained earnings	414,115	342,615
Less: Treasury stock – at cost 2021 – 6,709,898 shares 2020 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	338,070	264,699
Total Liabilities and Stockholders’ Equity	$420,061	$348,258

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net firearms sales	$177,529	$145,157	$560,578	$397,335
Net castings sales	717	548	2,116	2,273
Total net sales	178,246	145,705	562,694	399,608

Cost of products sold	113,444	94,553	346,569	272,362

Gross profit	64,802	51,152	216,125	127,246

Operating expenses:
Selling	7,753	8,432	24,290	23,355
General and administrative	10,323	9,862	33,484	26,844
Total operating expenses	18,076	18,294	57,774	50,199

Operating income	46,726	32,858	158,351	77,047

Other income:
Interest income	11	112	31	1,072
Interest expense	(114)	(114)	(164)	(166)
Other income, net	1,401	38	2,462	451
Total other income, net	1,298	36	2,329	1,357

Income before income taxes	48,024	32,894	160,680	78,404

Income taxes	12,822	8,141	42,902	19,719

Net income and comprehensive income	$35,202	$24,753	$117,778	$58,685

Basic earnings per share	$2.00	$1.42	$6.70	$3.36

Diluted earnings per share	$1.98	$1.39	$6.64	$3.31
Weighted average number of common shares outstanding - Basic	17,596,588	17,489,642	17,582,009	17,475,819
Weighted average number of common shares outstanding - Diluted	17,778,177	17,763,277	17,749,897	17,735,474

Cash dividends per share (a)	$1.00	$5.42	$2.57	$5.95

(a)	Cash dividends per share for the three and nine months ended September 26, 2020 include the $5.00 per share special dividend paid in August of 2020.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	October 2, 2021	September 26, 2020

Operating Activities
Net income	$117,778	$58,685
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,001	21,644
Stock-based compensation	6,672	4,430
Gain on sale of assets	(111)	(72)
Deferred income taxes	1,519	3,127
Changes in operating assets and liabilities:
Trade receivables	(13,985)	(5,580)
Inventories	(10,038)	14,722
Trade accounts payable and accrued expenses	1,720	(1,614)
Contract liability to customers	(84)	(8,420)
Employee compensation and benefits	(6,569)	15,299
Product liability	(161)	196
Prepaid expenses, other assets and other liabilities	(4,282)	(19,215)
Income taxes payable	2,544	(1,223)
Cash provided by operating activities	117,004	81,979

Investing Activities
Property, plant and equipment additions	(15,617)	(8,044)
Proceeds from sale of assets	135	178
Purchases of short-term investments	(376,979)	(268,451)
Proceeds from maturities of short-term investments	332,990	293,962
Cash (used for) provided by investing activities	(59,471)	17,645

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(4,801)	(1,297)
Dividends paid	(45,202)	(104,097)
Cash used for financing activities	(50,003)	(105,394)

Increase (decrease) in cash and cash equivalents	7,530	(5,770)

Cash and cash equivalents at beginning of period	20,147	35,420

Cash and cash equivalents at end of period	$27,677	$29,650

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020

Net income	$35,202	$24,753	$117,778	$58,685

Income tax expense	12,822	8,141	42,902	19,719
Depreciation and amortization expense	7,250	7,215	22,001	21,644
Interest income	(11)	(112)	(31)	(1,072)
Interest expense	114	114	164	166
EBITDA	$55,377	$40,111	$182,814	$99,142